Exhibit 10.16

Execution Version

PERSONAL & CONFIDENTIAL

This Employment Agreement (this “Agreement”), is made and entered into as of August 7, 2020, by and among McAfee, LLC (the “Company”), Foundation Technology Worldwide LLC (“Parent”) and Venkat Bhamidipati (“Executive”). This Agreement shall become effective as of the Effective Date (as defined below).

WHEREAS, the Company desires to employ Executive on the terms and conditions contained herein; and

WHEREAS, Executive desires to be employed by and render services to the Company upon and subject to the terms, conditions and other provisions set forth herein.

NOW THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, the adequacy of all of which consideration is hereby acknowledged, the parties hereby agree as follows:

1. EMPLOYMENT

1.1 Agreement and Term. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to render such services to the Company, on the terms and conditions set forth in this Agreement. Unless terminated earlier as set forth in Section 3 herein, Executive’s employment and the term under this Agreement shall commence on September 2, 2020 (the “Effective Date”) and shall continue until terminated in accordance with Section 3 below (the “Term”).

1.2 Position and Duties. Except as otherwise provided in this Agreement, during the Term of this Agreement, Executive shall serve as Executive Vice President & Chief Financial Officer of the Company, and shall report directly to the Chief Executive Officer. Executive’s principal work location shall be at the Company’s offices in Santa Clara, California or such other location as Executive and the Company shall mutually agree, (hereinafter the “Principal Place of Business”), provided that Executive shall not be required to relocate his principal residence to the area of the Principal Place of Business within the first twelve (12) months following the Effective Date but upon his relocation, the Company will provide him with direct moving expenses for personal effects up to $50,000 in the aggregate, and until such time as he may relocate his principal residence, the Company will reimburse him for his reasonable commuting and other reasonable related costs from and back to his current principal residence, provided further that Executive may be required to travel as reasonably necessary in order to perform his duties and responsibilities hereunder. Executive shall carry out his duties and responsibilities at all times in compliance with the written policies and procedures of the Company and its affiliates (Parent, the Company and their respective affiliates from time to time, collectively, and each individually a member of, the “Company

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Group”) that have been made available to Executive, as in effect from time to time. Executive shall also perform such other duties as reasonably requested by the Board of Managers of Parent (the “Board”), including service as an officer or director of any other member of the Company Group without additional compensation. During the Term of this Agreement, Executive shall use his best business efforts to serve the Company Group faithfully, diligently and competently and to the best of his ability, and to devote his full time business hours, energy, ability, attention and skill to the business of the Company Group; provided, however, that the foregoing is not intended to preclude Executive from noncompetitive activities that are conducted outside normal business hours and are permitted under Section 1.3 hereof.

1.3 Outside Activities. During the Term of this Agreement, (i) with the prior written consent of the Board, Executive may serve on the board of directors of a for-profit entity and as a director or advisor of other not-for-profit educational, welfare, social, religious and civic organizations, and (ii) Executive may perform charitable and other activities, and manage his personal investments; provided, however, that in the case of either (i) or (ii) such activities do not materially interfere with the performance of his duties hereunder and otherwise to the Company Group and are not in conflict or competitive with, or adverse to, the interests of the Company Group. Executive shall not, however, under any circumstances, provide services or advice in any capacity whatsoever for or on behalf of any entity that competes with or is competitive with the Company Group.

2. COMPENSATION AND BENEFITS; EXPENSES

2.1 Salary. The Company shall compensate and pay Executive for his services a Base Salary at a rate equivalent to $650,000 per year, less payroll deductions and all required tax withholdings, which salary shall be payable in accordance with the Company’s customary payroll practices applicable to its executives. The Base Salary shall be subject to annual review and possible increase (but not decrease) by the Board or its Compensation Committee (the “Committee”) based on individual and Company performance. The term “Base Salary” shall refer to Executive’s annual base salary as may be in effect from time to time.

2.2 Bonus. With respect to each fiscal year of the Company ending during the Term and subject to the achievement of any applicable performance goals, based on corporate, business unit and/or individual performance, to be established by the Board or the Committee, Executive shall be entitled to participate in the Company’s annual incentive plan, as such, and on such terms and conditions as, may be established by the Board or the Committee from time to time, under which Executive shall be eligible to earn an annual bonus (the “Annual Bonus”) with a target amount equal to 100% of the Base Salary (the “Target Bonus”), subject to Executive being employed with the Company on the date that the Annual Bonus is paid (except as otherwise provided in Section 3). For the avoidance of doubt, Executive’s Annual Bonus for the Company’s 2020 fiscal year will be pro-rated based on the number of days he is employed by the Company. The Company shall pay earned Annual Bonuses to Executive no later than 2 1⁄2 months following the end of each fiscal year. The Target Bonus shall be subject to review and possible increase (but not decrease) by the Board or the Committee based on individual and Company performance at the Board’s or the Committee’s sole discretion.

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2.3 Employee Benefits. During the Term of this Agreement, to the extent eligible under the applicable plans or programs and applicable law, Executive shall be entitled to participate in the employee benefits plans and programs made available to executive level employees of the Company generally, such as health, medical, dental, death and disability and other insurance coverage and group retirement plans. The terms and conditions of Executive’s participation in any employee benefit plan or program shall be subject to the terms and conditions of such plan or program, as may be modified by the Company from time to time. Nothing in this Agreement shall preclude the Company from amending or terminating any employee benefit plan or program, subject to the terms of the applicable plan or program.

2.4 Vacations. Executive shall be entitled to vacation in accordance with the Company Group’s vacation policies as in effect from time to time. Vacation may be taken at such times and intervals as Executive shall determine, subject to the business needs of the Company Group.

2.5 Long-Term Incentives.

(a) On or about August 13, 2020, Parent will grant Executive 200,000 restricted share units payable in Class A Units of Parent (such restricted share units, the “RSUs”, and such Class A Units the “Class A Units”) and 200,000 Management Incentive Units of Parent (the “Management Incentive Units”), in each case, pursuant to the Foundation Technology Worldwide LLC 2017 Management Incentive Plan (the “Plan”). The specific terms and conditions of the RSUs and Management Incentive Units shall be set forth in the Plan, the grant agreement governing such awards and Parent’s Amended and Restated Limited Liability Company Agreement dated as of April 3, 2017 (as amended from time to time, the “LLC Agreement”)). As a condition to receiving the Class A Units, RSUs and Management Incentive Units, Executive shall be required to become party to the LLC Agreement (together with the Plan and the applicable grant agreements, the “Equity Agreements”, the form of which Equity Agreements are appended hereto as Exhibit A).

(b) In connection with any initial public offering of the shares of stock of any member of the Company Group, including any present or future affiliate thereof (together with any related reorganization transaction(s), an “IPO” and, such member of the Company Group or affiliate, “Pubco”), the Company Group or such affiliate may cause the RSUs, the Class A Units and/or the Management Incentive Units to, at the election of the Board or the Committee, be exchanged for shares of Pubco stock and/or, in the case of RSUs and Management Incentive Units, awards based on or convertible into Pubco stock, in any case, having the same value and subject to the same vesting and other terms and conditions, in each case, as of immediately following the exchange, as such RSUs, Class A Units and/or Management Incentive Unit for which they were exchanged were subject as of immediately prior to such exchange. Further, in connection with an IPO, shares of Pubco stock received or to be received by Executive (or his permitted transferees) shall be subject to a lock-up period described in a lock-up agreement in the form agreed upon with the underwriters in connection with the IPO and, following the expiration of such lock-up period, Executive shall only be entitled to transfer such shares of Pubco

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stock (to the extent vested) if and when shares of Pubco stock held by investment funds affiliated with TPG are sold, with the number of shares of Pubco stock eligible to be sold by Executive (and his permitted transferees) upon each sale by such investment funds determined on a pro rata basis with the number of shares Pubco stock sold by such investment funds at such time (determined on a cumulative basis and taking into account any shares prior sales of Pubco stock held by investment funds affiliated with TPG). Subject to the other restrictions set forth herein or in the Equity Agreements, following an IPO, all sales by Executive will be pursuant to a pre-approved trading plan pursuant to Rule 10b-5-1 under the Securities and Exchange Act of 1934, as amended, or when Executive is not otherwise in possession of material nonpublic information. In furtherance of the foregoing, Executive agrees to take such actions and execute such documents as are requested by the Board or the Committee to effectuate such exchange and/or transfer restrictions.

2.6 Business Expenses. The Company shall reimburse Executive or otherwise provide for or pay for reasonable out-of-pocket expenses incurred by Executive in furtherance of or in connection with the business of the Company Group, including, but not limited to, travel and entertainment expenses commensurate with his duties hereunder (including attendance at industry conferences), subject to the Company Group’s policies as in effect from time to time, including without limitation such reasonable documentation and other limitations as may be established or required by the Company Group. In addition, not later than ten (10) business days of the Effective Date, the Company shall pay or reimburse Executive for any and all reasonable attorneys’ fees and related costs paid in connection with his negotiation and execution of this Agreement and the Equity Agreements, up to a maximum, in the aggregate, of $17,500.

3. TERMINATION

3.1 Notice of Termination. With the exception of termination of Executive’s employment due to Executive’s death, any purported termination of Executive’s employment by the Company for any reason, including without limitation for Cause or Disability, or by Executive for any reason, shall be communicated by a written “Notice of Termination” to the other party. “Notice of Termination” means a dated notice that (i) indicates the specific termination provision in this Agreement relied upon and (ii) specifies a Termination Date, which may be the date of the notice except as described below. “Termination Date” means (A) in the case of termination of employment due to death, the date of Executive’s death, or (B) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or as specified in such notice, which, in the case of a resignation by Executive other than for Good Reason, shall be no less than thirty (30) days following the date on which the Notice of Termination is given. For purposes of clarification, the Term shall end on the Termination Date.

3.2 Termination Due to Death or Disability. If Executive’s employment and the Term is terminated by reason of Executive’s death or Disability, Executive or his estate shall be entitled to receive: (a) Executive’s earned but unpaid Base Salary through the Termination Date; (b) an amount for reimbursement, paid within thirty (30) days following submission by Executive (or if applicable, Executive’s estate) to the Company of appropriate supporting documentation for any unreimbursed business expenses properly incurred prior to

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the Termination Date by Executive pursuant to Section 2.8 and in accordance with Company Group policies; (c) any earned and unused vacation, paid when required by applicable law and no later than thirty (30) days following the Termination Date; and (d) such employee benefits, if any, to which Executive (or, if applicable, Executive’s estate) or his dependents may be entitled under the employee benefit plans or programs of the Company Group, paid in accordance with the terms of the applicable plans or programs (the amounts described in clauses (a) through (d) hereof being referred to as the “Accrued Rights”). For purposes hereof, “Disability” means Executive is unable to perform the essential functions of his position with substantially the same level of quality as immediately prior to such incapacity (notwithstanding the provision of any reasonable accommodation) by reason of any medically determinable physical or mental impairment which has lasted or can reasonably be expected to last for a period of one hundred twenty (120) or more consecutive days or one hundred and twenty (120) days during any consecutive six (6) month period, as determined by a physician to be selected by mutual agreement between Executive and the Company.

3.3 Termination by Executive for Other Than Good Reason. In the event Executive terminates his employment and the Term for other than Good Reason, Executive shall be entitled to receive the Accrued Rights.

3.4 Termination by the Company for Cause. In the event the Company terminates his employment and the Term for Cause (or Executive’s employment terminates under circumstances where Cause exists), Executive shall be entitled to receive the Accrued Rights.

3.5 Termination by the Company without Cause or by Executive for Good Reason. If Executive’s employment and the Term is terminated by the Company without Cause, or by Executive for Good Reason, Executive shall be entitled, in addition to the Accrued Rights and subject to Executive’s continued compliance with this Agreement and the Equity Agreements, and Executive’s execution, delivery and non-revocation of an effective release of all claims against the Company Group in substantially the form attached hereto as Exhibit B (the “Release”) within the sixty (60) day period following the date of the termination of Executive’s employment (the “Release Period”) to receive:

(a) equal or substantially equal payments over the twelve (12)-month period following the date of termination, in an aggregate amount equal to one (1) times the sum of (i) Executive’s then-current Base Salary plus (ii) the Target Bonus, with such amounts to be paid in accordance with regular payroll practices, less applicable withholdings and taxes, beginning on the first regular payroll date following the date on which the Release becomes fully effective (and with the first payment to include all payments that would otherwise have been made prior to such date) (the “Severance Payments”); and

(b) provided that Executive timely elects COBRA (as defined below) coverage, monthly COBRA enrollment premiums (the “COBRA Coverage”, and together with the Severance Payments, the “Severance Benefits”) to participate in the Company’s medical, dental and vision plans, in an amount equal to the employer-paid portion for active employees who elect the same type of coverage (e.g., individual only, individual plus family, etc.) through the earlier of the end of the twelve (12)-month period immediately following the Termination Date and the time at which Executive becomes eligible for group health coverage from another employer, with such premiums payable directly to the Company’s COBRA provider on a monthly basis. Executive must notify the Company within seven (7) days of learning that he will become eligible to for group health coverage from another employer.

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(c) In addition to the Severance Benefits, solely if Executive’s employment and the Term is terminated by the Company without Cause, any earned but unpaid Annual Bonus related to the (i) the fiscal year of Executive’s termination solely if Executive was employed through the end of the third quarter of such fiscal year, or (ii) the completed fiscal year preceding the fiscal year in which Executive’s termination of employment occurs (the “Bonus Severance”), in each case, with payment of the Bonus Severance to be based on actual performance for the applicable fiscal year. The Bonus Severance will be payable in accordance with regular payroll practices, less applicable withholdings and taxes on the later of (x) the first regular payroll date following the date on which the Release becomes fully effective and (y) the date annual bonuses with respect to such fiscal year are payable to other executives of the Company, but in no event later than two and one-half months following the end of the year of termination.

To the extent any payments made or contemplated hereunder constitute nonqualified deferred compensation, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and if the Release Period spans two (2) calendar years, then such payments that would otherwise have been made prior to the end of the Release Period will be made, after the release becomes irrevocable, in the form of a lump sum on the first payroll date that occurs in the second calendar year.

(i) “Cause” means, as determined by the Board in its reasonable good faith judgment, Executive’s: (A) conviction of an act of material fraud or dishonesty; (B) intentional refusal or willful failure to carry out the lawful and reasonable instructions of the Board; (C) commission of a felony or a misdemeanor crime involving moral turpitude (where moral turpitude means so extreme a departure from ordinary standards of honesty, good morals, justice or ethics as to be shocking to the moral sense of the community); (D) gross misconduct or gross negligence in connection with the performance of his duties; (E) material breach of any provision of this Agreement or any other employment or restrictive covenant agreement with the Company or material violation of any material written policy or written code of conduct of the Company Group that has been made available to Executive; (F) breach of fiduciary duty to the Company Group; (G) willful failure to cooperate with the Company Group in any investigation or formal proceeding or being found liable in a Securities and Exchange Commission (the “SEC”) enforcement action or otherwise being disqualified from Executive’s job; or (H) breach of duty of loyalty to the Company Group.

(ii) “Good Reason” shall mean, without Executive’s consent: (A) a material breach by the Company Group of this Agreement; (B) a material diminution of Executive’s duties, responsibilities or status; (C) a reduction by the Company Group in Executive’s Base Salary or Target Bonus; or (D) the relocation of the Principal Place of Business by more than fifty (50) miles. In all cases, an event or condition shall not constitute “Good Reason” unless (x) within thirty (30) days of the occurrence of the event or condition Executive believes constitutes Good Reason Executive provides the Company with a written notice (a “Good Reason Notice”) that specifically explains the basis for Executive’s belief that facts constituting Good Reason exist, (y) in the case of any of the above events which is capable of being cured within thirty (30) days of the Company’s receipt of the Good Reason Notice, the Company fails to cure (or cause to be cured) the applicable event or condition within thirty (30) days after the Company’s receipt of the Good Reason Notice, and (z) Executive actually terminates his employment (and, if applicable, other service relationship) within sixty (60) days after the Company’s receipt of the Good Reason Notice.

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3.6 No Other Benefits Upon Termination. Except as provided in the applicable sub-section of this Section 3 and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by Section 4980B of the Code and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”), the Company shall have no additional obligations upon the termination of Executive’s employment with the Company.

3.7 No Mitigation. For the avoidance of doubt, Executive shall have no duty to seek employment following termination of employment or otherwise to mitigate damages. The amounts or benefits payable or available to Executive under this Agreement shall not be reduced by any amount Executive may earn or receive from employment with another employer or from any other source.

3.8 Cooperation with Company after Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall reasonably cooperate with the Company Group in all matters relating to the winding up of his pending work on behalf of the Company Group including, but not limited to, any litigation in which the Company Group is involved and the orderly transfer of any such pending work to other employees of the Company Group as may be designated by the Company. Executive’s obligations hereunder shall be subject to his reasonable availability, and, without limiting any of the restrictions in Section 4 below, the parties shall cooperate to avoid having Executive’s commitment under this Section 3.8 materially interfere with other personal and business commitments or obligations of Executive. The Company Group shall reimburse Executive for any reasonable out-of-pocket expenses he incurs in performing any work on behalf of the Company Group following the Termination Date.

4. NON-SOLICITATION & NON-COMPETITION

4.1 Non-Compete; Non-Solicit of Customers. Executive agrees that he shall not, directly or indirectly, during the Term and for the twelve (12)-month period following the Termination Date, (i) become an employee, director, or independent contractor, stockholder or other owner (other than as (a) a holder of less than 1% of any class of securities of any company (whether public or private) or (b) a holder of a passive equity interest in a private debt or equity investment fund in which Executive does not have the ability to control or exercise any managerial influence over such fund) of, or a consultant to, or perform any services for, any Person that engages in security solutions related to computers, mobile devices and networks or any other business the Company Group is engaged in, or is actively planning to engage in, as of the Termination Date (each, a “Competing Business”), or (ii) solicit or engage or attempt to solicit or engage, as applicable, any current or prospective customer that has been actively pursued by the Company within the twelve (12) month period preceding the Termination Date (provided that Executive has or should have knowledge of such

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pursuit or such prospective customer is or could reasonably be expected to bring material benefit to the Company or its affiliates) or supplier of the Company Group or to terminate or alter in a manner adverse to the Company Group such current or prospective customer’s or supplier’s relationship with the Company Group. For purposes of this Agreement, “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

4.2 Non-Solicit of Employees/Contractors. Executive agrees that he shall not, directly or indirectly, during the Term and for the twelve (12)-month period following the Termination Date hire, solicit or attempt to solicit, as applicable, any Company Group employee, any natural person serving as an independent contractor (or any entity independent contractor controlled by a natural person providing services to the Company Group) (an “Independent Contractor”) or individual who was a Company Group employee or Independent Contractor within the six (6) month period immediately prior thereto to terminate or otherwise alter his, her or its employment or other service relationship with the Company Group.

4.3 Confidential Information. Executive acknowledges and agrees that all information regarding the Company Group or the activity of the Company Group that is not generally known to persons not employed or retained (as employees or as independent contractors or agents) by the Company Group, including without limitation information about the customers, business connections, customer lists, procedures, operations, trade secrets, techniques and other aspects of and information about the business of the Company Group (the “Confidential Information”) is established at great expense and protected as confidential information and provides the Company Group with a substantial competitive advantage in conducting its business. Executive further acknowledges and agrees that by virtue of his employment with the Company, he has had access to and will have access to, and has been entrusted with and will be entrusted with Confidential Information, and that the Company Group could suffer great loss and injury if Executive would disclose this information or use it in a manner not specifically authorized by the Company. Therefore, Executive agrees that during the Term and at all times thereafter, he will not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, owner trustee, beneficiary, co-venturer distributor, consultant or in any other capacity, use or disclose or cause to be used or disclosed any Confidential Information, unless and to the extent that any such information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination of his employment and the Term, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, or the business of the Company which he may then possess or have under his control. In addition, Executive agrees that, notwithstanding the foregoing, to the extent Executive is compelled to disclose Confidential Information by lawful service of process, subpoena, court order, or otherwise compelled to do by law, Executive shall, to the extent legally

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permitted, provide the Company with a copy of the document(s) seeking disclosures of such information promptly upon receipt of such document(s) and prior to Executive’s disclosure of any such information, so that the Company may take such action as it deems to be necessary or appropriate in relation to such subpoena or request and Executive may not disclose any such information until the Company has had the opportunity to take such action. Nothing in this Agreement limits, restricts or in any other way affects Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity, or requires Executive to provide notice the Company with notice of the same. Executive cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (2) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, Executive may be held liable if Executive unlawfully accesses trade secrets by unauthorized means.

4.4 Intellectual Property

(a) If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials) (“Works”), either alone or with third parties, at any time during Executive’s employment with the Company Group and within the scope of such employment and/or with the use of any the Company Group resources (“Company Works”), Executive shall promptly and fully disclose the same to the Company and hereby irrevocably assigns, transfers and conveys, and agrees to assign, transfer and convey, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company (or any member of the Company Group so designated by the Company) to the extent ownership of any such rights does not vest originally in the Company Group. All copyrightable works that Executive creates during employment with the Company Group will be considered “work made for hire” and will, upon creation, be owned exclusively by the Company (or an affiliate designated by the Company).

(b) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company Group’s expense (but without further remuneration) to assist the Company Group in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company Group’s rights in the Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(c) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with, the Company Group, any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant written policies and guidelines of the Company

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Group that have been made available to Executive, including, without limitation, policies and guidelines regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company Group may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(d) Notwithstanding the foregoing, this Section 4.4 is subject to the provisions of California Labor Code Sections 2870, 2871 and 2872. In accordance with Section 2870 of the California Labor Code, Executive’s obligation to assign Executive’s right, title and interest throughout the world in and to all Company Works does not apply to any Works that Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities, or Confidential Information except for those Company Works that either (A) relate to the business of the Company Group at the time of conception or reduction to practice of the Work, or actual or demonstrably anticipated research or development of the Company Group or (B) result from any work performed by Executive for the Company Group. A copy of California Labor Code Sections 2870, 2871 and 2872 is attached to this Agreement as Exhibit C. Executive shall disclose all Works to the Company, even if Executive does not believe that Executive is required under this Agreement, or pursuant to California Labor Code Section 2870, to assign his interest in such Works to the Company.

4.5 Reasonable Limitation and Severability; Injunctive Relief. The parties agree that the above restrictions are (i) reasonable given Executive’s role with the Company, and are necessary to protect the interests of the Company Group and (ii) completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for any reason whatsoever. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictions on competition. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 4 is too broad to be enforced as written, the parties hereby authorize the court to reform the provision to such narrower scope as it determines to be reasonable and enforceable and the parties intend that the affected provision be enforced as so amended. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach could be inadequate and the Company could suffer significant harm and irreparable damages as a result of a breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law or under the Equity Agreements or any other agreement between Executive and any member of the Company Group, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. The remedies under this Agreement are without prejudice to the Company’s right to seek any other remedy to which it may be entitled at law or in equity.

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5. GENERAL PROVISIONS

5.1 Assignment; Successors. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by Executive. Notwithstanding anything herein to the contrary, the Company may at any time assign all or any of its obligations under this Agreement to any of its affiliates, including Pubco with or without notice or consent. The Company shall require any such assignee or any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise, and the terms “Board” and “Committee” shall refer to the Board of Managers and Compensation Committee of Parent, to the board of directors or managers and/or compensation or similar committee of any successor or assign, including Pubco.

5.2 Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below (or such other address as is provided in writing to the other party):

To the Company or Parent	General Counsel Corporate Headquarters 2821 Mission College Blvd. Santa Clara, CA 95054

With copies (not constituting notice to:	TPG Global, LLC 301 Commerce Street, Suite 3300 Fort Worth, TX 76102 Attention: Adam Fliss AFliss@tpg.com

To Executive:	At his most recent address or email address shown in the Company’s records

5.3 Amendment and Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing, with such written document explicitly referencing this Agreement, and signed by each of the parties hereto.

5.4 Non-Waiver of Breach. No failure by either party to declare a default due to any breach of any obligation under this Agreement by the other, nor failure by either party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

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5.5 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

5.6 Governing Law. To the extent not preempted by federal law, the validity and effect of this Agreement and the rights and obligations of the parties hereto shall be construed and determined in accordance with the law of Delaware (or, if Executive is Washington-based as of a relevant time, in Washington), without regard to any conflict of law provisions thereof. The parties irrevocably consent to arbitrate all disputes related in any manner to this Agreement, Executive’s employment (including the terms and conditions thereof) and all matters in accordance with terms of the Arbitration Agreement attached as Exhibit D; provided that any such arbitration shall in all events take place in the State of Delaware (or, if Executive is Washington-based as of a relevant time, in Washington); and provided further that in any conflict between this Agreement and the Arbitration Agreement, this Agreement shall control. By signing this Agreement, Executive acknowledges and agrees that he has been individually represented by legal counsel in negotiating the terms of this Agreement and the Equity Agreements (including without limitation as to all restrictive covenants contained herein, the remedies for breaches of such covenants, and the governing law and forum that will apply in the event of any disputes related to such restrictive covenants).

5.7 Entire Agreement. This Agreement contains all of the terms agreed upon by the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written, including, without limitation, any prior offer letter.

5.8 Headings. Numbers and titles to Sections hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.

5.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together, shall be and constitute one and the same instrument.

5.10 Taxes.

(a) The Company may withhold from any payment hereunder such state, federal or local income, employment or other taxes and other legally mandated withholdings as it reasonably deems appropriate. The Company makes no representation about the tax treatment or impact of any payment(s) hereunder.

(b) The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A, to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance with or exempt from Section 409A. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and each amount to be paid or benefit to be provided to Executive pursuant to this Agreement, shall be construed as a separate payment for purposes of Section 409A. Notwithstanding anything herein to the contrary, to the extent any payments made or contemplated hereunder

Execution Version

constitute nonqualified deferred compensation, within the meaning of Section 409A: (i) if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months and one (1) day following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A); (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such an accelerated or additional tax; and (iii) to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to Executive under this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year and may not be liquidated or exchanged for any other benefit. Neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to Section 409A.

(c) Notwithstanding anything to the contrary in Section 3.5, in the event that the COBRA Subsidy would subject the Company Group or Executive to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (“Section 105(h)”), or applicable regulations or guidance issued under the ACA or Section 105(h), Executive and the Company agree to work together in good faith, consistent with the requirements for compliance with or exemption from Section 409A, to restructure such benefit.

5.11 Clawback. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges that the Company Group may be entitled or required by law, the Equity Agreements or the Company Group’s clawback policy (as amended from time to time, the “Clawback Policy”) or the requirements of an exchange on which the shares of an affiliate of the Company are listed for trading, to recoup compensation paid to Executive pursuant to this Agreement or otherwise, and Executive agrees to comply with any such request or demand for recoupment by the Company. Executive acknowledges that the Clawback Policy may be modified from time to time in the sole discretion of the Company and without the consent of Executive.

Execution Version

5.12 Company Policies. Executive shall be subject to Company Group policies as they may exist from time-to-time, including policies with regard to equity ownership by senior executives, the Clawback Policy, policies regarding the hedging or pledging of securities, and policies regarding trading of securities to the extent that such policies have been made available to Executive.

5.13 Return of Property. Upon termination of Executive’s employment with the Company for any reason, Executive shall immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control that contain Confidential Information or otherwise relate to the business of the Company Group, and cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware, and shall otherwise return to the Company all property of the Company Group.

5.14 No Conflict; Representations. Executive represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by an employment agreement, non-compete agreement, non-solicit agreement, confidentiality or similar agreement or arrangement with any other Person which would interfere with the performance of his duties hereunder; and (iii) Executive has never been the subject of a sexual harassment, sexual misconduct and sex-based discrimination allegation, including at any prior employer. In connection with his employment with the Company Group, Executive will not use, disclose or rely on any confidential, proprietary or trade secret information belonging to a former employer or other third party.

5.15 Additional Requirements. The obligations of the Company under this Agreement and Executive’s employment are conditioned upon (i) Executive’s satisfactory completion of a background investigation; (ii) if Executive’s employment is subject to laws relating to export controls, the Company’s timely acquisition of an export license on his behalf; (iii) if Executive is a foreign national requiring sponsorship to obtain the indefinite right to work in the United States, Executive’s satisfaction of the Company’s sponsorship guidelines by filling a position for which the Company experiences a shortage of qualified and available United States workers and meeting the requirements for obtaining a work visa and permanent residents; (iv) Executive’s provision of documentation of his legal right to work in the United States not later than the second day following the Effective Date; and (v) Executive’s executing and returning to the Company prior to the Effective Date the Proprietary Information and Inventions Assignment Agreement and the Arbitration Agreement attached as Exhibit D; provided that in the event of a conflict between such agreement and this Agreement (including Section 5.6 hereof), this Agreement shall control.

5.16 Indemnification; Liability Insurance. During the Term and thereafter, the Company and Parent agree that they shall provide Executive with Directors & Officers liability insurance coverage to the same extent that they indemnify and/or provide such insurance coverage to their directors and other most senior executive officers. In addition, Executive and the Company shall enter into an indemnification agreement in the form attached hereto as Exhibit E.

Execution Version

5.17 Survival. Except as otherwise expressly provided in this Agreement, all covenants, representations and warranties, express or implied, in addition to the provisions of Sections 4 and 5 of this Agreement, shall survive the termination of this Agreement.

[signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first written above.

EXECUTIVE

/s/ Venkat Bhamidipati
Venkat Bhamidipati

Date: August 7, 2020

MCAFEE, LLC

By:	/s/ Chatelle Lynch

Name:	Chatelle Lynch
Title:	SVP & Chief People Officer

FOUNDATION TECHNOLOGY WORLDWIDE LLC

By:	/s/ Chatelle Lynch

Name:	Chatelle Lynch
Title:	Authorized Signatory